Exhibit 99.2
UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
MIDDLEBROOK PHARMACEUTICALS,	)	Case No. 10-11485 (MFW)
INC.,[1]	)
)
)
Debtor.	)
DISCLOSURE STATEMENT FOR THE DEBTOR’S PLAN OF LIQUIDATION
ALSTON & BIRD LLP
Matthew W. Levin
David A. Wender
Sage M. Sigler
1201 West Peachtree Street, N.E.
Atlanta, Georgia 30309-3424
Telephone: (404) 881-7940
Facsimile: (404) 881-7777
- and -
YOUNG CONAWAY STARGATT & TAYLOR, LLP
Joel A. Waite (No. 2925)
Kenneth J. Enos (No. 4544)
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19801-0391
Telephone: (302) 571-6600
Facsimile: (302) 571-1253
Attorneys for the Debtor
Dated: November 4, 2010

[1]	The last four digits of the Debtor’s taxpayer identification number are 8264. The Debtor’s mailing address is 7 Village Circle, Suite 100, Westlake, Texas 76262.

I.	INTRODUCTION			1
	A.	Case Background		1
	B.	Summary Of Classes Under The Plan And Their Treatment		1
	C.	Impaired Claims Entitled To Vote		5
	D.	Claims And Interests Not Entitled To Vote		5
	E.	The Debtor’s Recommendation		5
	F.	Plan Procedures And Deadlines		5
	G.	Reservations And Disclaimers, Available Information And Cautionary Statement Concerning Forward-Looking Statements		5
II.	GENERAL INFORMATION ABOUT THE DEBTOR AND THIS CASE			6
	A.	The Debtor And Its Pre-Petition Operations		6
	B.	First Day Motions And Ordinary Course Payments		7
	C.	Significant Post-Petition Events		7
		i.	Retention of Professionals	7
		ii.	Implementation of Employee Retention Program	7
		iii.	Setting a Bar Date, Objecting to and Resolving Certain Claims	8
		iv.	Rejection of Certain Executory Contracts and Unexpired Leases	8
		v.	Sale of Substantially All of the Debtor’s Assets	8
		vi.	The Par Claim	9
		vii.	Remaining Assets	9
III.	THE PLAN OF REORGANIZATION			10
	A.	Explanation Of Chapter 11		10
	B.	Approval Of The Plan		11
		i.	Voting on the Plan	12
		ii.	Final Approval of the Disclosure Statement and Confirmation of the Plan	12
		iii.	Effect of Confirmation	12
	C.	Summary Of The Classes of Claims and Interests		12
		i.	Classification of Claims and Interests Under the Plan	12
		ii.	Class 1 Priority Non-Tax Claims	13
		iii.	Class 2 Secured Claims	13
		iv.	Class 3 General Unsecured Claims	13
		v.	Class 4 Interests	13
	D.	Implementation And Execution Of The Plan		13
		i.	Effective Date	13
		ii.	Summary of Means of Implementation and Execution of the Plan	14
		iii.	Optional Provisions	14
		iv.	Executory Contracts and Unexpired Leases	14
		v.	Conditions Precedent to Confirmation and Consummation of the Plan	14
		vi.	Exculpation and Release	15
		vii.	Miscellaneous Provisions	16
		viii.	Final Fee Hearing and Final Decree	16
		ix.	Entry of the Final Decree and Closing of the Case	16
IV.	CONFIRMATION OF THE PLAN			16
	A.	Requirements For Confirmation Of The Plan		16

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		i.	Feasibility of the Plan	17
		ii.	Best Interests Test	17
	B.	Cram Down		18
		i.	Secured Creditors	18
		ii.	Unsecured Creditors	18
		iii.	Equity Interest Holders	19
V.	ALTERNATIVES TO THE PLAN			19
	A.	Continuation Of The Bankruptcy Case		19
	B.	Alternative Plan(s)		19
VI.	CERTAIN RISK FACTORS TO BE CONSIDERED			19
	A.	Certain Bankruptcy Considerations		19
	B.	Claims Estimation		19
	C.	Parties-in-Interest May Object to the Debtor’s Classification of Claims and Interests		20
	D.	The Debtor May Not Be Able to Secure Confirmation of the Plan		20
	E.	Risk of Non-Occurrence of the Effective Date		21
VII.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			21
	A.	Certain United States Federal Income Tax Consequences to the Debtor		22
	B.	Certain United States Federal Income Tax Consequences to Holders of Claims in Classes 1, 2, 3 and 4 Claims and Interests		22
		i.	Certain United States Federal Income Tax Consequences to Holders of Claims in Classes 1, 2 and 3	23
		ii.	Certain United States Federal Income Tax Consequences to Holders of Interests in Class 4	24
	C.	Information Reporting and Backup Withholding		26
VIII.	CONCLUSION			26

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I. INTRODUCTION
MiddleBrook Pharmaceuticals, Inc. (the “Debtor,” or, alternatively, the “Proponent”), hereby submits this disclosure statement (the “Disclosure Statement”) pursuant to Section 1125, Title 11, United States Code (the “Bankruptcy Code”) in connection with the solicitation of acceptances for its Plan of Liquidation (the “Plan”), a copy of which is attached hereto as Exhibit A. The purpose of this Disclosure Statement, in accordance with the requirements of Section 1125 of the Bankruptcy Code, is to provide “adequate information” concerning the Plan, of a kind and in sufficient detail to enable a hypothetical reasonable investor, typical of holders of the Classes1 of Claims being solicited, to make an informed judgment whether to accept or reject the Plan. This Disclosure Statement should be read in conjunction with the Plan and the other exhibits to this Disclosure Statement.
IT IS IMPORTANT TO NOTE AT THE OUTSET THAT THE RESULTS OF THE CONFIRMATION AND IMPLEMENTATION OF THIS PLAN WILL REPRESENT PAYMENT IN FULL TO ALL CREDITORS, PLUS INTEREST, AND A SUBSTANTIAL DISTRIBUTION TO EQUITY. ACCORDINGLY, THIS PLAN REPRESENTS THE CULMINATION OF AN EXTREMELY SUCCESSFUL BANKRUPTCY PROCESS.
A.	Case Background.
On April 30, 2010, the Debtor filed its bankruptcy case under Chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”). As discussed in more detail below, the Bankruptcy Case was commenced in order to effectuate a restructuring or liquidation of the Debtor’s business and debts. Accordingly, since that time, the Debtor has sold substantially all of its assets and has begun winding down its operations. The Plan attached hereto represents the Debtor’s best judgment as to how to allocate the value of the Debtor’s estate. The Debtor has actively sought input from the Creditors’ Committee and the Equity Committee to formulate the Plan, and hopes that the two Committees will support the Plan.
B.	Summary Of Classes Under The Plan And Their Treatment.
Set forth below is a summary description of the treatment of all Claims and Interests provided for in the Plan. The summary is qualified in its entirety by reference to the more detailed information elsewhere in this Disclosure Statement, to the Plan and to the exhibits to this Disclosure Statement and the Plan. This summary does not purport to be complete and should not be relied upon for voting purposes. A more complete description of the Plan is provided in Section III, The Plan of Reorganization, below. Finally, the estimate of the amount of Claims in each category or Class listed below represents the Debtor’s best reasonable estimate, based on information received to date, and based on what the Debtor believes are reasonable and correct grounds for which to object to certain Claims that have been filed. If the amount of Claims is greater than the estimates set forth below, then creditors may receive a lower recovery than what is estimated by the Debtor. By the same token, the Debtor is still in the process of completing their Claims reconciliation, and certain of the Claim amounts set forth below may be further reduced, after the Debtors have completed this task.

[1]	Unless otherwise defined herein, capitalized terms used but not defined herein shall have the respective meanings set forth below in the Plan.

Administrative Expenses

Estimated Amount of Allowed Expenses: $3,500 (this number does not include expenses incurred and paid in the ordinary course of business, nor does it include accrued but unpaid professional fees)
Unimpaired. Unless otherwise agreed by the Holder of an Administrative Expense, in full satisfaction, settlement, release, and discharge of and in exchange for each Administrative Expense, each Holder of an Allowed Administrative Expense will receive payment in full and in Cash of any unpaid portion of such Allowed Administrative Expense as follows:

(i) in the case of professional advisors, subject to the provisions of Sections 328, 330, 331 and 503(b) of the Bankruptcy Code, the Interim Compensation Order and Article XI of the Plan, as soon as practicable after final Bankruptcy Court approval thereof; and

(ii) with respect to each other Allowed Administrative Expense, on the later of (x) the date on which such claims become due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations, and (y) on or as shortly after the Effective Date as is practicable; or (z) such other date as may be agreed upon between the Holder of such Administrative Expense and the Debtor or the Plan Administrator, or as provided for in a Final Order.

Estimated Recovery: Payment in full, in cash, of the Allowed amount of each Administrative Claim.

Priority Tax Claims Estimated Amount of Claims: $3,000	Unimpaired. Unless otherwise agreed by the Holder of a Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for each Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Priority Tax Claim, at the election of the Plan Administrator: (x) Cash equal to the amount of such Priority Tax Claim on or as shortly after the Effective Date as is practicable; (y) such other treatment as to which the Debtor or the Plan Administrator and the Holder of such Priority Tax Claim shall have agreed upon in writing; or (z) such other treatment as will cause such Claims not to be Impaired, including, but not limited to, payment as set forth in Section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that any Priority Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

Estimated Recovery: Payment in full, in cash or in deferred cash payments, of the Allowed amount of each Priority Tax Claim.

Class 1 — Priority Non-Tax Claims Estimated Allowed Amount of Claims: $147,000	Unimpaired. In full satisfaction, settlement, release, and discharge of and in exchange for each Priority Non-Tax Claim, in the ordinary course of business as such claims become due, or, if due now, on or as shortly after the Effective Date as is practicable, each Holder of an Allowed Priority Non-Tax Claim as of the Distribution Record Date shall receive in full satisfaction, settlement and release of and in exchange for such Priority Non-Tax Claim, at the election of the Debtor or the Plan Administrator:
(i) Cash equal to the amount of such Priority Non-Tax Claim; (ii) such other treatment as to which the Debtor or the Plan Administrator and the Holder of such Priority Non-Tax Claim shall have agreed upon in writing; or (iii) such other treatment as will cause such Claims not to be Impaired; provided, however, that any Priority Non-Tax Claim not due and owing on the Effective Date will be paid when such Claim becomes due and owing.

Estimated Recovery: Payment in full, in cash, of the Allowed amount of each Priority Non-Tax Claim.

Class 2 — Secured Claims Estimated Allowed Amount of Claims: $134,000	Unimpaired. In full satisfaction, settlement, release, and discharge of and in exchange for each Secured Claim, if any, each Holder of an Allowed Secured Claim as of the Distribution Record Date, if any, shall, at the election of the Debtor or the Plan Administrator, have its Claim Reinstated or satisfied in Cash, in full, on the Effective Date.

Estimated Recovery: Payment in full, in cash, or Reinstatement, of the Allowed amount of each Secured Claim

Class 3 — General Unsecured Claims Estimated Allowed Amount of Claims: $4,715,000	Unimpaired. In full satisfaction, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each Holder of an Allowed General Unsecured Claim as of the Distribution Record Date shall receive one hundred percent (100%) of such Allowed General Unsecured Claim, plus such interest as may be legally allowable on such Claim at the non-default contractual rate, or, if no contractual rate is stated, then at the federal judgment rate then prevailing, accruing from the Petition Date to the Effective Date, in Cash (to the extent unpaid prior to the Effective Date). Notwithstanding any provision in the Plan to the contrary, to the extent and only to the extent a General Unsecured Claim is subordinated under applicable law, including but not limited to, Sections 510(a), (b) or (c) of the Bankruptcy Code or recharacterized under applicable law, including but not limited to, Section 105 of the Bankruptcy Code, any distributions on account of such General Unsecured Claim shall be made as provided in the Bankruptcy Court order regarding such Claim.

Estimated Recovery: Payment in full, in cash, of the Allowed amount of each General Unsecured Claim.

Class 4 — Interests Estimated Allowed Amount: 86.5 million shares	Either Unimpaired, and therefore deemed to accept the Plan, or Impaired and shall be deemed to reject the Plan. Upon any Distribution or Subsequent Distribution Date and subject to and upon the payment in full (or the establishment of appropriate reserves for payment in full) of all Allowed Claims then existing, plus such interest provided for in the Plan, and after making appropriate reserves for Disputed Claims as set forth in Article VI of the Plan, as well as for ongoing expenses of administration of the Estate, in full satisfaction, settlement, release, and discharge of and in exchange for each Interest, each Holder of an Allowed Interest as of the Distribution Record Date shall receive a Pro Rata share of the remaining Cash in the Estate, if any.

Estimated Recovery: Payment of $6 to $9 million, in the aggregate. However, please see Section II.C.vi, The Par Claim, below, regarding a discussion of how this Class may be impacted by certain Claims and objections thereto.

C.	Impaired Claims Entitled To Vote.
The Debtor believes and asserts that no Class of Claims or Interests is Impaired, and thus no Class is entitled to vote on the Plan. However, to the extent that the Bankruptcy Court determines that Class 4 is Impaired, such Class shall be deemed to reject the Plan.
D.	Claims And Interests Not Entitled To Vote.
Holders of Allowed Claims in the unclassified Classes (Administrative Claims and Priority Tax Claims), and Holders of Allowed Claims in Class 1 (Priority Non-Tax Claims), Class 2 (Secured Claims), and Class 3 (General Unsecured Claims) are Unimpaired and therefore are presumed to have accepted the Plan, and are not entitled to vote. The Debtor believes and asserts that Holders of Interests in Class 4 are also Unimpaired and as such, they are presumed to have accepted the Plan and are not entitled to vote. However, to the extent that the Bankruptcy Court determines that Class 4 is Impaired, such Class shall be deemed to reject the Plan. Accordingly, Class 4 is not entitled to vote on the Plan.
E.	The Debtor’s Recommendation.
The Debtor believes that confirmation of the Plan is in the best interests of Creditors and Interest Holders and will maximize the return to all stakeholders and yield a distribution to Creditors and Interest Holders as soon as possible. Accordingly, you are urged to support the Plan. However, for a discussion of certain factors that should be considered in connection with a vote on the Plan, see Section VI, Certain Risk Factors to be Considered, below.
F.	Plan Procedures And Deadlines.
The objection deadline to object to the Plan is 4:00 p.m., prevailing Eastern Time, on December 6, 2010, unless extended by the Debtors.
G.	Reservations And Disclaimers, Available Information And Cautionary Statement Concerning Forward-Looking Statements.
The Plan has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “Commission”), any state securities commission or the Bankruptcy Court, nor has the Commission, any state securities commission or the Bankruptcy Court passed upon the fairness or merits of these transactions. Any representation to the contrary is a criminal offense.
In addition, the Debtor has filed various pleadings and other papers with the Bankruptcy Court since the commencement of these cases, which may contain information you would want to know. All such documents may be viewed at the office of the Clerk of the Bankruptcy Court, 5th Floor, 824 Market Street, Wilmington, Delaware 19809, or may be viewed by visiting the Bankruptcy Court’s website, located at http://www.deb.uscourts.gov/, or at http://www.kccllc.net/MiddleBrook.

No person has been authorized to give any information or make any representation not contained in this Disclosure Statement and, if given or made, such information or representation should not be relied upon. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. The delivery of this Disclosure Statement after the date hereof should not, under any circumstances, create an implication that there has been a change in the affairs of the Debtor or in the information contained herein since the date hereof.
Certain statements in this Disclosure Statement are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Debtor to be materially different from any future results expressed or implied by such forward-looking statements. Forward-looking statements include, among others, statements regarding the ability of the Debtor to successfully complete the liquidation outlined in this Disclosure Statement and achieve the projected or assumed results. Factors that may cause actual results of the Debtor to differ from future results expressed or implied by forward-looking statements include, among others, the following: the risks described in Section VI, Certain Risk Factors to be Considered, below, and the ability of the Debtor to obtain confirmation of the Plan. Some of these assumptions inevitably will not materialize, and unanticipated events may occur which could materially affect the Debtor’s results. Given these uncertainties, holders of Claims entitled to vote on the Plan are cautioned not to place undue reliance on any forward-looking statements in determining whether to vote to accept or reject the Plan or to take other action under the Plan.
II. GENERAL INFORMATION ABOUT THE DEBTOR AND THIS CASE
A.	The Debtor And Its Pre-Petition Operations.
The Debtor is a pharmaceutical company, incorporated in Delaware, which formerly focused on commercializing anti-infective drug products that fulfill unmet medical needs. As of the Petition Date, the Debtor was engaged in the manufacturing, marketing and sale of MOXATAG® and KEFLEX® in the United States, had developed a proprietary delivery technology called PULSYS® and had additional product candidates in clinical development that use the PULSYS® technology. On the Petition Date, the Debtor filed a petition for relief under Chapter 11 of the Bankruptcy Code. On May 11, 2010, the United States Trustee appointed the Creditors’ Committee pursuant to Section 1102 of the Bankruptcy Code. Since the initial appointment, the United States Trustee has amended the appointment of the Creditors’ Committee. On June 24, 2010, the United States Trustee also appointed the Equity Committee pursuant to Section 1102 of the Bankruptcy Code. The United States Trustee has also amended the appointment of the Equity Committee. On June 1, 2010, the Debtor filed its Schedules (Schedule F was amended on July 9, 2010 (Docket No. 189)). The Debtor entered bankruptcy on the Petition Date with no material secured debt. A further description of the Debtors’ corporate history, its business and the events leading up to the filing of its Bankruptcy Case be found in the Declaration of David Becker in Support of Chapter 11 Petition and First Day Motions (Docket No. 4), which was filed on the Petition Date.

B.	First Day Motions And Ordinary Course Payments.
On the Petition Date, the Debtor filed certain motions requesting authority to pay certain prepetition obligations, including: (i) tax obligations and government assessments (Docket No. 7); (ii) employee obligations (Docket No. 8); and (iii) critical vendor claims (Docket No. 10), and also filed motions requesting authority to (i) employ the KCC (Docket No. 5); (ii) prohibit utilities from discontinuing service (Docket No. 6); (iii) maintain prepetition bank accounts (Docket No. 9); (iv) establish procedures for trading in the Debtor’s equity securities (Docket No. 11); and (v) reject certain executory contracts and unexpired leases of the Debtor (Docket No. 12) (collectively, the “First Day Motions”). With the exception of the motion to reject certain executory contracts and unexpired leases of the Debtor (Docket No. 12), which was granted on June 7, 2010, the Bankruptcy Court granted the relief sought in the First Day Motions on May 4, 2010. Pursuant to the Bankruptcy Code the Debtor has satisfied obligations arising after the Petition Date in the ordinary course of business.
C.	Significant Post-Petition Events.
i.	Retention of Professionals
Early in the Bankruptcy Case, pursuant to Sections 327 and 328 of the Bankruptcy Code and Bankruptcy Rule 2014 and orders of the Bankruptcy Court, the Debtor retained the following professionals in the case: (i) Alston & Bird LLP and Young Conaway Stargatt & Taylor LLP as bankruptcy counsel, (ii) Gleacher & Company Securities, Inc. (“Gleacher”) as investment banker and financial advisor, and (iii) KCC as noticing and claims agent. With the exception of KCC, since the Petition Date these professionals have been paid 80% of their fees and 100% of their expenses on a monthly basis, pursuant to the professional fee procedures approved by the Bankruptcy Court. Pursuant to Bankruptcy Court order, KCC has been paid for its fees and expenses in full, as billed to the Debtors in the ordinary course of business.
ii.	Implementation of Employee Retention Program
The Debtor has enjoyed relatively low turnover of management and employees during the pendency of this case. Despite numerous layoffs and increased responsibilities falling upon the shoulders of remaining management and employees, the existing labor force has performed remarkably well in maintaining the value of the enterprise. To maintain the loyalty and confidence of their employees, the Debtor obtained Bankruptcy Court approval (i) to pay merit or performance based bonuses to certain key members of management, and (ii) to enter into a retention plan providing “stay bonuses” for certain key, non-management employees. The time period for non-management employees to remain with the Debtor in order to obtain their stay bonuses was the sale of substantially all of the Debtor’s assets, and all obligations under the retention plans have been satisfied or will be by the Effective Date of the Plan. With regard to the management incentive plan, various amounts are payable depending on the occurrence and timing of certain triggering events. Specifically, certain Management Participants shall receive compensation after the occurrence of triggering events which are tied to the amount of money available to Interest Holders after all Creditors have been paid in full, with interest. A copy of the Court’s July 12, 2010 Order approving the MiddleBrook Employee Incentive Plan and Authorizing Payments Thereunder is available at http://www.kccllc.net/Middlebrook. No other retention plans currently are in place.

iii.	Setting a Bar Date, Objecting to and Resolving Certain Claims
On July 7, 2010, this Court established August 27, 2010 (the “General Bar Date”) as the final date to file proofs of claim on account of pre-petition Claims against the Debtor for non-governmental entities, and October 31, 2010, as the final date to file proofs of claim on account of pre-petition Claims against the Debtor for governmental entities. As of the date of this Disclosure Statement, approximately 122 proofs of claim have been filed. The total amount of the claims against the Debtor, including scheduled claims, but excluding various duplicate and amended claims, is approximately $10.6 million (which number reflects the stipulation reached with Par as to the maximum amount of Par’s Claim, as described in greater detail below in Section II.C.vi of this Disclosure Statement). The Debtor has begun, and expects to continue, filing objections to certain of those claims, so the final group of creditors has yet to be determined.
iv.	Rejection of Certain Executory Contracts and Unexpired Leases
Since the Petition Date, the Debtor has engaged in aggressive cost-cutting actions, including the rejection of its office lease of non-residential real property in Maryland. In addition, the Debtor has rejected several personal property leases and executory contracts which were not needed during the pendency of the Bankruptcy Case. The rejection of these contracts and leases has given rise to pre-petition rejection damage Claims, but has saved the Debtor hundreds of thousands of dollars per year in operational costs.
v.	Sale of Substantially All of the Debtor’s Assets
On May 17, 2010, the Debtor filed a motion seeking approval of (i) certain bid procedures and (ii) the sale of substantially all of the Debtor’s Assets (Docket No. 64) (the “Sale Motion”) to the Purchaser, or another Winning Competing Bidder (as defined in the Sale Motion) following an auction. Despite its marketing efforts, the Debtor received no bids prior to the bid deadline other than the Purchaser’s initial offer. On July 28, 2010, the Bankruptcy Court entered the Sale Order approving the sale of substantially all of the Debtor’s Assets to the Purchaser and the Asset Purchase Agreement (as amended, the “Agreement”). The sale closed on July 30, 2010.
The purchase price consisted of: (i) $17,300,000 and (ii) assumption of the Assumed Liabilities. The Agreement, filed as an exhibit to the Sale Motion, should be reviewed in full for additional information regarding its terms. After the Closing Date, the Debtor ceased its pharmaceutical operations and began winding up its affairs.
The Debtor’s remaining Assets consist of Cash and the Causes of Action, as well as various miscellaneous assets (the “Remaining Assets”). Accordingly, after paying the Record Holders of Allowed Class 3 Claims in full, with interest, the Debtor anticipates that a substantial amount of the Remaining Assets will be available for distribution to the Record Holders of Allowed Class 4 Interests on a pro rata basis.

vi.	The Par Claim
On or about August 18, 2010, Par Pharmaceutical, Inc. (“Par”) filed a proof of claim (the “POC”) asserting an unsecured claim against the Debtor in an amount not less than $11,625,000 (the “Par Claim”). In the POC, Par asserts that it has a claim against the Debtor on account of that certain Development and Commercialization Agreement between Par and Advancis Pharmaceutical Corporation, the former name of the Debtor, entered into as of May 28, 2004 and amended as of December 14, 2004 (as amended, the “Development Agreement”). In the POC, Par states that because it paid the Debtor $23,250,000 in “Development Costs” as required by the Development Agreement and the Debtor commercialized MOXATAG, Par has a claim against the Debtor in the amount of $11,625,000 (one half of $23,250,000) pursuant to Section 4.2.2.3 of the Development Agreement.
On August 30, 2010, the Debtor filed an objection to the POC, requesting that the Bankruptcy Court disallow the Par Claim and expunge the POC in its entirety. The basis of such objection is that Par failed to comply with the procedures set forth for termination of the Development Agreement pursuant to Section 4.2.2.2, which renders Section 4.2.2.3 inoperative. Further, even if Section 4.2.2.3 were operative, certain unequivocal conditions precedent to a right of payment in favor of Par with respect to the Section 4.2.2.3 Amount clearly were not been satisfied as: (i) Par did not pay more than $20,000,000 in cash to the Debtor before termination of the Development Agreement; (ii) the Debtor never successfully commercialized both an “Adult Product” and a “Pediatric Product”; (iii) there have been no net profits on account of the sale of MOXATAG; and (iv) the commercialization of the adult version of MOXATAG — the single product — was not successful.
On September 23, 2010, Par filed a response to the Debtor’s objection to the POC, and also filed a motion to refer the dispute to binding arbitration pursuant to the terms of the Development Agreement. The parties subsequently reached an agreement whereby the dispute would be referred to arbitration as requested, but that the Par POC would be capped at $3,500,000 for all purposes in the Bankruptcy Case including distributions under the Plan. The Par Claim remains unresolved as of the date of this Disclosure Statement. If the Par Claim is allowed in full at $3,500,000, as requested in the POC as later amended by agreement, then while Holders of Allowed Claims in Class 3 will still be paid in full, the Holders of Allowed Interests in Class 4 will receive a corresponding smaller distribution. On the other hand, if the Par Claim is completely disallowed, Holders of Allowed Interests in Class 4 will receive a substantial distribution (likely in the range of $6 to $9 million, although that number is difficult to predict with certainty).
vii.	Remaining Assets
The Debtor’s remaining assets are in the process of being monetized, but it is not expected that such liquidation will materially enhance recoveries in this Case.

III. THE PLAN OF REORGANIZATION
A.	Explanation Of Chapter 11.
Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors and stockholders. In addition to permitting rehabilitation or liquidation of a debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of a debtor’s assets.
The consummation of a plan of reorganization or liquidation is the principal objective of a Chapter 11 case. A plan of reorganization or liquidation sets forth the means for satisfying claims against, and equity interests in, a debtor. Confirmation of a plan of reorganization or liquidation by the Bankruptcy Court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.
After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan, if their claims or interests are impaired. Before soliciting acceptances of the proposed plan, however, Section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to holders of Claims against and Interests in the Debtor to satisfy the requirements of Section 1125 of the Bankruptcy Code.
Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. At a minimum, however, the plan of reorganization must be accepted by a majority in number and two-thirds in amount of those claims actually voting in at least one class of impaired claims under the plan of reorganization. Holders of impaired claims or interests who fail to vote will not be counted as either accepting or rejecting the plan.
In general, a class is “impaired” if the legal, equitable, or contractual rights attaching to the claims or equity interests of that class are modified under the plan of reorganization. Classes of claims that are not impaired under a plan of reorganization are conclusively presumed to have accepted the plan of reorganization and thus are not entitled to vote. Classes of claims or equity interests receiving no distribution under a plan are impaired and are conclusively presumed to have rejected the plan and thus are not entitled to vote. Acceptances of the Plan in this case are being solicited only from those persons who hold Claims in an impaired Class that is not a deemed accepting or rejecting Class.

Even if all classes of claims and equity interests accept a plan of reorganization, the bankruptcy court may nonetheless find such a plan unconfirmable. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and, among other things, requires that a plan of reorganization meet the “best interests” test and be feasible. The “best interests” test generally requires that the value of the consideration to be distributed to the holders of claims or equity interests under a plan may not be less than those parties would receive if the debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. Under the “feasibility” requirement, the court must find that there is a reasonable probability that the debtor will be able to meet its obligations under its plan of reorganization without the need for further financial reorganization. The Debtor believes that both of these requirements are satisfied by the Plan. See Section IV, Confirmation of the Plan.
The proponent of the plan of reorganization (in this case, the Debtor) also must meet all other applicable requirements of Section 1129(a) of the Bankruptcy Code (except Section 1129(a)(8) if the proponent proposes to seek confirmation of the plan under the provisions of Section 1129(b) of the Bankruptcy Code). These other requirements include, among other things, that the Plan comply with applicable provisions of Title 11 and other applicable law, that the plan be proposed in good faith and that at least one impaired class of creditors has voted to accept the plan. The Debtor believes that the Plan satisfies all of these and all other applicable requirements of Section 1129(a) of the Bankruptcy Code.
The bankruptcy court may confirm a plan of reorganization even though fewer than all the classes of impaired claims and interests accept it. For a plan of reorganization to be confirmed despite the rejection of a class of impaired claims or interests, the proponent of the plan of reorganization must show, among other things, that the plan of reorganization does not discriminate unfairly and that the plan of reorganization is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan of reorganization.
Under Section 1129(b) of the Bankruptcy Code, a plan is “fair and equitable” as to a class if, among other things, the plan provides: (a) with respect to secured claims, that each holder of a claim included in the rejecting class will receive or retain, on account of its claim, property that has a value, as of the effective date of the plan of reorganization, equal to the allowed amount of such claim; and (b) with respect to unsecured claims and equity interests, that the holder of any claim or equity interest that is junior to the claims or equity interests of such class will not receive or retain, on account of such junior claim or equity interests, any property at all unless the senior class is paid in full. The bankruptcy court must further find that the economic terms of the plan of reorganization do not unfairly discriminate, as provided in Section 1129(b) of the Bankruptcy Code, with respect to the particular objecting class. The Debtor believes that it will be able to satisfy these requirements of Section 1129(b) of the Bankruptcy Code, as well.
B.	Approval Of The Plan.
The Debtor proposed the Plan over the alternative of converting the Debtor’s Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code because the Debtor believes that: (i) the Plan ensures a timely distribution of the Debtor’s remaining Assets; and (ii) the Plan avoids unnecessary costs to the Debtor’s Estate which would accrue should the Debtor’s Bankruptcy Case be converted to Chapter 7 of the Bankruptcy Code. For these reasons, the Debtor is in favor of the Plan and urges its confirmation.

i.	Voting on the Plan
Pursuant to Section 1124 of the Bankruptcy Code, a Class of Claims may be “Impaired” if the Plan alters the legal, equitable or contractual rights of the Holders of such Claims or Interests treated in such Class. Only the Holders of such Impaired Claims or Interests are entitled to vote on the Plan. There is no Class of Claims potentially Impaired by the Plan, and thus the Holders of Claims in this case are not entitled to vote. Class 4 (Interests) is not entitled to vote on the Plan because that Class will either: (a) receive the residual value of the Estate, in which case the Interest Holders’ legal, equitable or contractual rights are being left unaltered, and thus are not Impaired, and are therefore deemed to accept the Plan, or (b) if the Bankruptcy Court determines that such Class is Impaired, then such Class is deemed to reject the Plan. In the latter event, the Plan can still be confirmed utilizing the “cram down” provisions of Section 1129(b) of the Bankruptcy Code.
ii.	Final Approval of the Disclosure Statement and Confirmation of the Plan
The requirements for Confirmation of the Plan are set forth in Section 1129 of the Bankruptcy Code. The requirements for the Disclosure Statement are set forth in Section 1125 of the Bankruptcy Code. To confirm the Plan, the Bankruptcy Court must hold the Confirmation Hearing to determine whether the Plan meets the requirements of Section 1129 of the Bankruptcy Code. The Bankruptcy Court has set December 13, 2010, at 11:30 a.m. (Eastern Time), for final approval of the Disclosure Statement and the Confirmation Hearing.
Any party-in-interest may object to the final approval of the Disclosure Statement and the Confirmation of the Plan and appear at the Confirmation Hearing to pursue such objection. The Court has set December 6, 2010, at 4:00 p.m. (Eastern Time), as the deadline for filing and serving objections to the final approval of the Disclosure Statement and Confirmation of the Plan. Objections to final approval of the Disclosure Statement and Confirmation must be electronically filed with the Bankruptcy Court and served on counsel to the Debtor, the U.S. Trustee, counsel to the Creditors’ Committee, and counsel to the Equity Committee.
iii.	Effect of Confirmation
Except as otherwise provided in the Plan or in the Confirmation Order, confirmation will effect the distribution of the Debtor’s remaining assets and the dissolution of the Debtor. Confirmation serves to make the Plan binding upon the Debtor, all Creditors, Interest Holders and other parties-in-interest, regardless of whether they cast a Ballot to accept or reject the Plan.
C.	Summary Of The Classes Of Claims And Interests.
i.	Classification of Claims and Interests under the Plan
All Allowed Claims and Interests, except the Allowed Unclassified Claims, are placed in the Classes set forth in Article II of the Plan. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses, Professional Fee Claims and Priority Tax Claims have not been classified. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

ii.	Class 1 Priority Non-Tax Claims
Claims in this Class consist of employee claims against the Debtor for unpaid severance, benefits and the like. To the extent such Claims have not been previously satisfied, each Holder of an Allowed Class 1 Priority Non-Tax Claim shall be paid by the Debtor the full amount of such Allowed Claim, in Cash on the Effective Date or on the date on which such Allowed Claim becomes due and payable pursuant to the terms of the agreement upon which such Allowed Claim is based, or any applicable Order of the Bankruptcy Court.
iii.	Class 2 Secured Claims
Claims in this Class consist primarily of security deposits being held by the Holders of Claims against the Debtor. The Debtor believes that minimal amounts are due with respect to Class 2 Secured Claims, as such Claims have been previously satisfied, shall be Reinstated or shall be satisfied by the Debtor prior to the Effective Date. Each Holder of an Allowed Secured Claim that has not been satisfied shall either (a) be paid by the Debtor the full amount of such Allowed Secured Claim, in Cash on the Effective Date or on the date on which such Allowed Secured Claim becomes due and payable pursuant to the terms of the agreement upon which such Allowed Secured Claim is based, or any applicable Order of the Bankruptcy Court, or (b) be Reinstated.
iv.	Class 3 General Unsecured Claims
Claims in this Class consist of all other Claims against the Debtor, and are primarily trade Claims or lease or executory contract rejection Claims. As set forth in Article II of the Plan, the Holders of Allowed Class 3 General Unsecured Claims shall be paid in full, plus such interest as may be legally allowable on such Claim at the non-default contractual rate, or, if no contractual rate is stated, then at the federal judgment rate then prevailing, accruing from the Petition Date to the Effective Date, in Cash. Such payments shall begin within thirty (30) days of the Effective Date.
v.	Class 4 Interests
As set forth in Article II of the Plan, the Holders of Allowed Class 4 Interests will receive their pro rata share of the Cash remaining in the Estate after all Allowed Claims have been paid in full, or reserved for, pursuant to the terms of the Plan, and Disputed Claim have been reserved for pursuant to the terms of the Plan.
D.	Implementation And Execution Of The Plan.
i.	Effective Date
As set forth in the Plan, the Plan shall become effective on the date which is the first Business Day on which each condition set forth in Article VIII of the Plan has been satisfied or waived as set forth therein. Upon the occurrence of the Effective Date, the Debtor will file, serve and post on the Noticing Agent Website a notice of confirmation and occurrence of the Effective Date.

ii.	Summary of Means of Implementation and Execution of the Plan
Articles V and VI of the Plan set forth the means by which the Plan shall be implemented and executed, which generally include: the setting of an Administrative Expense Bar Date, preserving Causes of Action belonging to the Estate, the appointment of the Plan Administrator to liquidate the remaining assets of the Debtor, including bringing the Causes of Action, making distributions to Holders of Allowed Claims and Interests, providing for the dissolution of the Debtor, and the means by which objections to and allowance of Claims will occur for purposes of the distributions.
With regard to Claim objections, parties will have until the later of (a) sixty (60) days after the Effective Date, or (b) sixty (60) days after a Claim is filed, to file objections to Claims. The Bankruptcy Court may extend such deadline upon motion for good cause shown. Any objection not filed by such deadline shall be deemed waived, and the Claim shall be an Allowed Claim in the amount set forth on the proof of claim Filed by the Holder of such Claim.
iii.	Optional Provisions
The Plan also contains certain provisions which may be triggered at the Debtor’s option. Those provisions include the implementation of Liquidating Trust to hold the balance of the Estate Assets (in which case the Plan Administrator would also become the trustee of the Liquidating Trust) (Section 5.13 of the Plan), and the appointment of a Plan Committee to oversee the Plan Administrator and execution of the Plan (Section 5.14 of the Plan). The Debtor, the Creditors’ Committee and the Equity Committee are still in the process of negotiating over certain provisions of the Plan, including these optional provisions, and considering all the implications thereof, and accordingly, a decision has not yet been made as to the implementation of those optional provisions. If either or both options are elected, the Debtor will provide further disclosure thereof in connection with the filing of the Plan Supplement.
iv.	Executory Contracts and Unexpired Leases
As stated in Article VII of the Plan, any executory contracts and unexpired leases of the Debtor not assumed and assigned, or rejected, during the Bankruptcy Case shall be deemed rejected on the Effective Date. Article VII of the Plan further sets forth procedures for asserting and resolving Rejection Claims, if any.
v.	Conditions Precedent to Confirmation and Consummation of the Plan
Article VIII of the Plan sets forth the conditions that must occur prior to both Confirmation of the Plan and the occurrence of the Effective Date. This Article also describes the Debtor’s ability to waive such conditions, as well as the effect of non-occurrence of the conditions to the Effective Date, including the vacation of the Confirmation Order. If the Confirmation Order is vacated pursuant to Section 8.4 of the Plan, (i) the Plan shall be null and void in all respects; and (ii) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtor or (b) prejudice in any manner the rights of the Debtor or any other party in interest.

vi.	Exculpation and Release
THE PLAN CONTAINS EXCULPATION AND RELEASE PROVISIONS THAT ARE CONSISTENT WITH THOSE THAT HAVE BEEN APPROVED BY THE BANKRUPTCY COURT AND OTHER COURTS OF THE THIRD CIRCUIT. THE EXCULPATION AND RELEASE PROVISIONS PROVIDE AS FOLLOWS:
From and after the Effective Date, the Released Parties shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Bankruptcy Case, formulating, negotiating or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of approval of the Disclosure Statement and confirmation of this Plan, the confirmation of this Plan, the Plan Documents, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan; provided, however, that the foregoing provision shall not apply to an act or omission that is determined by a Final Order of the Bankruptcy Court to have constituted willful misconduct or gross negligence. Any of the Released Parties shall be entitled to rely, in all respects, upon the advice of counsel with respect to their duties and responsibilities under the Plan.
Plan at § 9.2.
As of the Effective Date, the Debtor shall be deemed to have forever released, waived and discharged all claims, demands, debts, rights, causes of action or liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise against any of the Released Parties, that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to any of the Debtor, the Bankruptcy Case, this Plan or the Disclosure Statement; provided, that, nothing herein shall release any of such parties from their obligations under the Plan or the Plan Administrator Agreement or, if implemented, the Liquidating Trust Agreement, and provided further that nothing herein shall release any claim related to an act or omission that is determined by a Final Order to have constituted willful misconduct or gross negligence.
Plan at § 9.5.

vii.	Miscellaneous Provisions
Article X of the Plan contains several miscellaneous provisions, including: (i) the retention of jurisdiction by the Bankruptcy Court following the Confirmation Date; (ii) the Debtor’s payment of statutory fees pursuant to 28 U.S.C. § 1930; (iii) the dissolution of the Creditors’ Committee and the Equity Committee; (iv) the termination of KCC, in its capacity as claims, noticing and balloting agent; and (v) the dissolution of the Debtor and, if implemented, the Liquidating Trust.
viii.	Final Fee Hearing and Final Decree
Article XI of the Plan describes the Professional Fee Claim Bar Date and the Final Fee Hearing. The Debtor will file, serve and post on the Noticing Agent Website a notice of the Professional Fee Claim Bar Date and the Final Fee Hearing. The Professional Fee Claim Bar Date and the Final Fee Hearing Time can also be obtained by contacting counsel for the Debtor.
ix.	Entry of the Final Decree and Closing of the Case
As set forth in Section 10.15 of the Plan, subsequent to the Effective Date, the Final Fee Hearing and the Plan Administrator’s fulfillment of the standards for the closing of the Case, the Plan Administrator shall cause to be Filed a proposed form of order under certification of counsel (the “Final Decree Certification”) requesting the entry of a Final Decree pursuant to Section 350(a) of the Bankruptcy Code. Such Final Decree shall close the Case. At that time, the Debtor believes that the Estate will be fully administered as (i) the Confirmation Order will be a Final Order; (ii) the distributions will be completed and (iii) all motions, contested matters and adversary proceedings will be resolved.
Section 350(a) of the Bankruptcy Code provides that a case shall be closed “after an estate is fully administered and the court has discharged the trustee.” 11 U.S.C. § 350(a). Likewise, Rule 3022 of the Bankruptcy Rules provides that, “after an estate is fully administered in a chapter 11 reorganization, the court . . . shall enter a final decree closing the case.” Fed. R. Bankr. P. 3022. Further, Local Rule 5009-1 provides that, “upon written motion, a party in interest may seek the entry of a final decree at any time after the confirmed plan has been substantially consummated provided that all fees under 28 U.S.C. § 1930 have been paid.” Del. Bankr. L.R. 5009-1(a). Based upon the foregoing, the Debtor believes that the Bankruptcy Court’s entry of the Final Decree shall be appropriate and necessary subsequent to the Effective Date upon submission of the Final Decree Certification. See In re SLI Inc., 2005 WL 1668396, at *2 (Bankr. D. Del. June 24, 2005) (citations omitted).
IV. CONFIRMATION OF THE PLAN
A.	Requirements For Confirmation Of The Plan.
The Debtor will request that the Bankruptcy Court hold a Confirmation Hearing as promptly as practicable, upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Any procedures established by the Bankruptcy Court for the filing and service of objections to confirmation of the Plan will be provided to parties in interest.

In order for the Plan to be confirmed, and regardless of whether all Impaired Classes of Claims vote to accept the Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan complies with the requirements of Section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code requires for confirmation, among other things, that: (i) the Plan be accepted by the requisite votes of holders of Impaired Claims and Interests except to the extent that confirmation, despite dissent, is available under Section 1129(b) of the Bankruptcy Code, (ii) the Plan is feasible (that is, there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan without further financial reorganization); and (iii) the Plan meets the requirements of Section 1129(a)(7) of the Bankruptcy Code, which requires that with respect to each Impaired Class, each holder of a Claim or Interest either (a) accepts the Plan or (b) receives at least as much pursuant to the Plan as such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.
Although the Debtors believe that the Plan will meet such tests, as well as the other requirements of Section 1129, there can be no assurance that the Bankruptcy Court will reach the same conclusion.
i.	Feasibility of the Plan
The Bankruptcy Code requires that, in order to confirm a plan, the Bankruptcy Court must find that confirmation of such plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor unless contemplated by the plan. The Plan provides for the liquidation and distribution of all of the Debtor’s Assets. At present, the Debtor has cash on hand of approximately $17.4 million. The Administrative Expenses, the Priority Tax Claims, the Priority Non-Tax Claims, the Secured Claims and the General Unsecured Claims are, in the aggregate substantially less than such amount. Accordingly, the Debtor believes that all Plan obligations will be satisfied without the need for further reorganization of the Debtor.
ii.	Best Interests Test
Notwithstanding acceptance of a plan by the requisite number of creditors in an impaired class or the deemed acceptance by unimpaired classes, the Bankruptcy Court must still independently determine that such plan provides each member of each impaired class of claims and interests a recovery that has a value at least equal to the value of the recovery that each such Person would receive if the debtor was liquidated under Chapter 7 of the Bankruptcy Code on the effective date of such plan.
There is no potentially Impaired Class entitled to vote on the Plan. However, even if such a Class existed, given that the Plan contemplates a liquidation of assets and distribution to Holders of Claims and Interests in a manner substantially similar to what would occur under Chapter 7, the Debtor believes that the Plan satisfies the best interests test. Among other things, the recoveries expected to be available to Holders of Allowed Claims under the Plan will be equal to or greater than the recoveries expected to be available in a Chapter 7 liquidation.

In a typical Chapter 7 case, a trustee is elected or appointed to liquidate a debtor’s assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Generally, secured creditors are paid first from the proceeds of sales of the properties securing their liens. If any assets are remaining in the bankruptcy estate after satisfaction of secured creditors’ claims from their collateral, administrative expenses are paid next. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.
Substantially all of the Debtor’s Assets have already been liquidated during the Bankruptcy Case through the sale consummated by the Debtor pursuant to the Sale Order. Although the Plan effects a liquidation of the Debtor’s remaining Assets similar to what would occur under a Chapter 7 liquidation, the Debtor believes that the Plan provides the best source of recovery to holders of Allowed Claims and Interests by minimizing the administrative costs of the liquidation. Liquidating the Debtor’s estate under Chapter 7 is not likely to provide a timely distribution to Holders of Allowed Claims and Interests and would likely provide a smaller distribution to Creditors and Interest Holders because of the fees and expenses that would be incurred during a Chapter 7 liquidation, including potential added time and expense incurred by the Trustee and any retained professionals in familiarizing themselves with the Bankruptcy Case.
For the foregoing reasons, the Debtor believes that the Plan is in the best interests of Creditors.
B.	Cram Down.
To obtain confirmation under the concept known as “cram down,” the Debtor must demonstrate to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to any dissenting Class. The “unfair discrimination” test requires, among other things, that the Plan recognize the relative priorities among unsecured Creditors and Interest Holders. The Bankruptcy Code establishes different “fair and equitable” tests for secured creditors, unsecured creditors and equity interest holders. The respective tests are as follows:
i.	Secured Creditors
Either (i) each impaired creditor of the rejecting class (x) retains its liens in the collateral securing such Creditor’s claim or in the proceeds thereof to the extent of the Allowed amount of its secured claim and (y) receives deferred cash payments in at least the Allowed amount of such secured claim with a present value at the Effective Date at least equal to such creditor’s interest in its collateral or in the proceeds thereof or (ii) the plan provides each impaired secured creditor with the indubitable equivalent of its claim.
ii.	Unsecured Creditors
Either (i) each impaired unsecured Creditor of the rejecting class receives or retains under the plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of claims and interests that are junior to the claim of the dissenting class do not receive or retain any property under the plan.

iii.	Equity Interest Holders
Either (i) each equity interest holder of the rejecting class receives or retains under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of the equity interest it holds or (y) the value of such equity interest or (ii) the holders of interests that are junior to such equity interest do not receive or retain any property under the plan.
If all other conditions to confirmation are met, the Debtors will seek to apply Section 1129(b) of the Bankruptcy Code to the extent the Plan is not accepted by any Impaired Class of unsecured Claims or Interests, if one is deemed to exist.
V. ALTERNATIVES TO THE PLAN
A.	Continuation Of The Bankruptcy Case.
The Debtor is not a going concern and thus there is no benefit to remaining in Chapter 11 for the purpose of reorganizing the Debtor.
B.	Alternative Plan(s).
The Debtor does not believe that there are any alternative plans. The Debtor believes that the Plan, as described herein, enables holders of Claims and Interests to realize the greatest possible value under the circumstances, and that, compared to any alternative plan, the Plan has the greatest chance to be confirmed and consummated.
VI. CERTAIN RISK FACTORS TO BE CONSIDERED
A.	Certain Bankruptcy Considerations.
Although it is contemplated that there is no Class voting on the Plan, if an Impaired Class is deemed to exist, and that Class votes to reject the Plan, then the requirements for “cram down” may not be met. Section 1129 of the Bankruptcy Code requires, among other things, that the value of distributions to dissenting holders of Claims or Interests may not be less than the value such Holders would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. Although the Proponent believes that the Plan will meet such requirement, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Further, the requirement that there be at least one Impaired accepting Class of Claims may not be met, unless the Bankruptcy Court were to find that there was another Impaired Class of Claims entitled to vote on the Plan.

B.	Claims Estimation.
There can be no assurance that the estimated amount of Claims set forth in the Plan is correct, and the actual allowed amounts of Claims may differ from the estimates. Any value given as to the Claims against and the Assets of the Debtor is based upon an estimation of such value. Moreover, except as otherwise provided in the Plan, the Debtor reserves the right to object to the amount or classification of any Claim under the Plan. Therefore, the estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.
C.	Parties-in-Interest May Object to the Debtor’s Classification of Claims and Interests.
Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtor believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtor created 3 Classes of Claims and 1 Class of Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. Further, the Debtor submits that classification is not an issue here because all Classes are Unimpaired under the Plan. Nevertheless, there can be no assurance the Bankruptcy Court will reach the same conclusion with respect to classification.
D.	The Debtor May Not Be Able to Secure Confirmation of the Plan.
As discussed above, Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a Chapter 11 plan, including, among other requirements, a finding by the bankruptcy court that confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan.
There can be no assurance that the Bankruptcy Court will confirm the Plan. Even if the Bankruptcy Court determines that the Disclosure Statement is appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including the requirement that confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization.
Confirmation of the Plan is also subject to certain conditions as described in the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, holders of Allowed Claims would receive with respect to their Allowed Claims.
The Debtor, subject to the terms and conditions of the Plan, reserves the right to modify the terms and conditions of the Plan as necessary for Confirmation, subject to the requirements, including notice requirements, of the Bankruptcy Code. Any such modifications could result in a less favorable treatment of any Class, as well as of any Classes junior to such Class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

E.	Risk of Non-Occurrence of the Effective Date.
Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing, or as to whether such Effective Date will, in fact, occur.
VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
THE DEBTOR HAS NOT REQUESTED AND WILL NOT REQUEST A RULING FROM THE INTERNAL REVENUE SERVICE OR AN OPINION OF COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. THUS, NO ASSURANCE CAN BE GIVEN AS TO THE TAX CONSEQUENCES OF THE PLAN. EACH HOLDER OF A CLAIM OR INTEREST IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.
The following is a summary of certain United States federal income tax consequences of the Plan to the Debtor and certain Holders of Claims and Interests. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations thereunder and administrative and judicial interpretations and practice, all as in effect on the date of the Disclosure Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences of the Plan described below.
This summary does not apply to Holders of Claims or Interests that are not United States Persons (as such term is defined in the IRC) or that are otherwise subject to special treatment under United States federal income tax law (including, without limitation, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies and regulated investment companies). The following discussion assumes that Holders of Allowed Claims and Interests hold such Claims and Interests as “capital assets” within the meaning of section 1221 of the IRC. Moreover, this summary does not purport to cover all aspects of United States federal income taxation that may apply to the Debtor and Holders of Allowed Claims or Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under state, local or foreign tax law.
ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE INTERNAL REVENUE CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION, MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
A.	Certain United States Federal Income Tax Consequences to the Debtor.
Under the Plan, the Debtor is liquidating its assets, and the proceeds thereof will be distributed to Holders of Claims and Interests pursuant to the Plan. The Debtor’s liquidation of its assets may result in the Debtor recognizing taxable gain or loss, based on the difference between the fair market value of these assets and the Debtor’s tax basis in these assets. To the extent that the Debtor realizes gain from the transfer of these assets the Debtor believes that it will have sufficient current losses and net operating loss carryovers to shelter these gains, although there could be some liability to the Debtor in certain states and under the federal alternative minimum tax. As discussed above, under the Plan, the Debtor, in consultation with the Creditors’ Committee and the Equity Committee, may elect to create the Liquidating Trust to hold, liquidate, and the distribute the Estate Assets. If the Debtor, in consultation with the Creditors’ Committee and the Equity Committee, elects to create a Liquidating Trust, the Debtor will provide a fulsome discussion of the tax consequences of that election in the Plan Supplement.
B.	Certain United States Federal Income Tax Consequences to Holders of Claims in Classes 1, 2, 3 and 4 Claims and Interests.
The federal income tax consequences of the Plan to Holders of Claims in Classes 1, 2 and 3 and Interests in Class 4 and the character, amount, and timing of income, gain, or loss recognized as a consequence of the Plan and the distributions provided for by the Plan generally will depend upon, among other things: (i) the manner in which a Holder acquired a Claim or Interest; (ii) the length of time a Claim or Interest has been held; (iii) the Holder’s method of tax accounting; (iv) whether the Holder of a Claim or Interest has taken a bad debt or worthless stock deduction with respect to the Claim or Interest (or any portion of the Claim or Interest) in the current or prior years; (v) whether the transaction is treated as a “closed transaction” or an “open transaction”; and (vi) in the case of a Claim Holder, (a) whether the Claim was acquired at a discount, (b) whether the Claim Holder has previously included accrued but unpaid interest with respect to the Claim, and (c) whether the Claim is an installment obligation for federal income tax purposes. Therefore, Holders of Claims and Interests are urged to consult their tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan.

i.	Certain United States Federal Income Tax Consequences to Holders of Claims in Classes 1, 2 and 3
a.	General
Pursuant to the Plan, Holders of Claims in Classes 1, 2 and 3 will receive, in full satisfaction and discharge of their Claims, either Cash in the amounts provided in the Plan or the Collateral securing their Claims (if applicable). A Claim Holder who receives Cash or Collateral in exchange for its Claim pursuant to the Plan generally will recognize income, gain or loss, for federal income tax purposes, in an amount equal to the difference between (1) the amount of Cash or the value of the Collateral received in exchange for its Claim and (2) its adjusted tax basis in such Claim. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long term capital gain or loss if the Holder held the Claim for more than one year. To the extent that any portion of the Cash or Collateral received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income, which is addressed in the discussion below regarding accrued interest.
b.	Accrued Interest
To the extent that any amount received by a Holder of a Claim is attributable to accrued but unpaid interest, such amount should be taxable to the Claim Holder as interest income. Conversely, a Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtor. Such loss may be ordinary, but the tax law is unclear on this point.
If the fair value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a Chapter 11 plan of reorganization is binding for United States federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the Claim Holder should be allocated in some way other than as provided in the Plan. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.
c.	Market Discount
Under the “market discount” provisions of IRC sections 1276 through 1278, some or all of the gain realized by a Holder of a Claim that is treated as a debt instrument for federal income tax purposes who exchanges the Claim for Cash and/or Collateral on the Effective Date may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on the Claim. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” or, (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price. However, a debt obligation is not a “market discount bond” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

Any gain recognized by a Claim Holder on the taxable disposition of Claims that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the Claim Holder (unless the Claim Holder elected to include market discount in income as it accrued).
ii.	Certain United States Federal Income Tax Consequences to Holders of Interests in Class 4
The Plan provides that Holders of Interests in Class 4 will receive, in full satisfaction, settlement, release, and discharge of and in exchange for their Interests, their respective Pro Rata Shares of any remaining Cash in the Estate, but only after: (i) the payment in full of (or establishment of appropriate reserves for) all Allowed Claims existing at the time of the relevant Distribution or Subsequent Distribution Date, plus interest; (ii) appropriate reserves have been established for Disputed Claims; and (iii) appropriate reserves have been established for ongoing expenses of administration of the Estate. The federal income tax treatment of an Interest Holder’s exchange of its Interest for the right to its Pro Rata Share of any remaining Cash in the Estate (such right, the “Equity Distribution Right”) is not entirely clear. Such treatment will depend in part on whether the Interest Holder’s exchange of its Interest for the Equity Distribution Right is a “closed transaction” or an “open transaction” for federal income tax purposes, and in part on whether the Equity Distribution Right is treated as a right to payment under a contract or as a debt instrument for federal income tax purposes. Although not free from doubt, because the amounts ultimately distributable to Interest Holders pursuant to the Equity Distribution Right are contingent upon the resolution of outstanding Disputed Claims (including the Par Claim), the Equity Distribution Right most likely should not be treated as a debt instrument for federal income tax purposes. The following discussion assumes that Interest Holders will hold their Equity Distribution Rights as capital assets within the meaning of IRC section 1221.
“Open transaction” treatment will apply only if the fair market value of the Equity Distribution Right cannot be ascertained at the time of the exchange (i.e., the Effective Date). The IRS has taken the position, as reflected in applicable Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. The Debtor believes that “closed transaction” treatment probably applies and that the Interest Holders’ right to receive distributions of any remaining Cash in the Estate pursuant to the Plan is a right to one or more payments under a contract, and the remainder of this discussion assumes that these positions will be respected for federal income tax purposes. The IRS is not bound by any position taken by the Debtor, and may characterize the Equity Distribution Right as a debt instrument or otherwise. The IRS could also determine that open transaction treatment, rather than closed transaction treatment, applies to the exchange. If the IRS disagrees with any position taken by the Debtor, the tax treatment to Interest Holders who receive their respective Pro Rata Shares of any remaining Cash in the Estate in exchange for their Interests may be materially different from the treatment described herein. The Debtor does not and cannot guaranty that the IRS will adopt the analysis set forth herein, and the Debtor does not intend to seek any ruling from the IRS regarding the same. Therefore, Interest Holders who exchange their Interests for the Equity Distribution Right pursuant to the Plan are urged to consult their tax advisors regarding their tax treatment.

Under the Debtor’s analysis that an Interest Holder’s exchange of its Interest in Class 4 for the Equity Distribution Right pursuant to the Plan is treated as a “closed transaction” for federal income tax purposes, the Interest Holder will generally recognize gain or loss on the exchange equal to the difference between (x) the sum of (1) any Cash received by the Interest Holder on the Effective Date and (2) the fair market value (on the Effective Date) of the Equity Distribution Right, and (y) the Interest Holder’s tax basis in its Interest. The Interest Holder’s initial tax basis in the Equity Distribution Right will equal the fair market value of the Equity Distribution Right on the Effective Date, and the Interest Holder’s holding period will begin on the date following the Effective Date.
Although not free from doubt, any payment made after the Effective Date to a former Interest Holder with respect to the Equity Distribution Right generally should be treated as a payment under a contract for the sale or exchange of such Interest Holder’s Interest in Class 4 to which IRC section 483 applies. Under IRC section 483 and the applicable Treasury Regulations, a portion of the payment made with respect to the Equity Distribution Right will be treated as interest, which will be ordinary income to the former Interest Holder. The amount treated as interest will equal the excess of such payment over its present value on the Effective Date, calculated using the relevant applicable federal rate (the “AFR”). The AFR is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the IRS. The maturity range of the relevant AFR will correspond to the period from the Effective Date to the date the payment is made. Each Interest Holder must include IRC section 483 interest in income using such Interest Holder’s regular method of accounting. The portion of any payment that is not treated as interest under IRC section 483 should reduce the former Interest Holder’s tax basis in its Equity Distribution Right, and any amount in excess of such tax basis should constitute gain to the Interest Holder. If only one payment is made after the Effective Date with respect to the Equity Distribution Right and such payment is made within one year after the Effective Date, then IRC section 483 would not apply and no portion of such payment would be treated as interest under IRC section 483. In that event, the Interest Holder would recognize short-term capital gain or loss equal to the difference between the Interest Holder’s tax basis in its Equity Distribution Right and the amount of such payment.
In the event that the Equity Distribution Right is treated as a debt instrument for federal income tax purposes, the tax treatment would be as described above except that, instead of including interest income at the time of payment under IRC section 483, an Interest Holder would be required to include currently an amount in income as interest (based on the yield of “comparable” debt instruments) in advance of the receipt of any cash payment, regardless of the Interest Holder’s method of accounting.

C.	Information Reporting and Backup Withholding.
In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim or Interest may be subject to backup withholding (at a rate of 28% through December 31, 2010) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided, however, that the required information is provided to the IRS.
The Debtor and the Post-Effective Date Debtor will withhold all amounts required by law to be withheld from distributions or payments and will comply with all applicable information reporting requirements.
THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS OR INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.
VIII. CONCLUSION
It is the Debtor’s belief and recommendation that the Plan fairly and equitably provides for the treatment of all Claims against and Interests in the Debtor.
IN WITNESS WHEREOF, the Proponent has executed this Disclosure Statement this 4th day of November, 2010.

MIDDLEBROOK PHARMACEUTICALS, INC.
By:	/s/ Brad Cole
Brad Cole
Senior Vice President, General Counsel and Secretary